Exhibit 99.4

Williams Scotsman Completes Previously

Announced Business Combination

•                  Williams Scotsman is a specialty rental services market leader providing modular space and portable storage solutions across North America

•                  Williams Scotsman will trade on NASDAQ under ticker symbol “WSC”

•                  Transaction provides significant capital to further Williams Scotsman’s strategic objectives

FOR IMMEDIATE RELEASE

BALTIMORE (Nov. 29, 2017) — Williams Scotsman International Inc. (“WSII”) and Double Eagle Acquisition Corp., a NASDAQ-listed special purpose acquisition company, today announced that they have completed the previously announced stock purchase agreement. Under the agreement, Double Eagle Acquisition Corp. has changed its name to WillScot Corporation and purchased all of the outstanding shares of WSII for an aggregate purchase price of $1.1 billion. Beginning November 30, 2017, the Class A common stock and public warrants of WillScot Corporation will be traded on the NASDAQ stock exchange under the ticker symbols “WSC” and “WSCWW,” respectively.

WSII also today closed its previously announced offering of $300 million in aggregate principal amount of 7.875% senior secured notes due 2022 and a new $600 million secured revolving facility against which it has drawn $190 million.

Brad Soultz, president and chief executive officer of Williams Scotsman, commented, “We are very excited for the return of Williams Scotsman to the public markets. Our capital structure provides us ample flexibility to continue to fund and drive forward our business objectives. As a public company, Williams Scotsman is well positioned to capitalize on additional strategic growth opportunities and will be better positioned to serve our customers and stakeholders. Finally, I would like to thank all of our employees, customers, and vendors for their continued support of Williams Scotsman and look forward to collaborating further on the many opportunities ahead.”

Gerry Holthaus, chairman of Williams Scotsman’s board of directors, commented, “Today marks an important milestone for Williams Scotsman, and we are excited to take this next step in our evolution. As a modular space industry pioneer in North America, Williams Scotsman will continue to build upon its reputation as a specialty rental services market leader that provides innovative modular space and portable storage solutions.”

About Williams Scotsman

Headquartered in Baltimore, Maryland, Williams Scotsman is a specialty rental services market leader providing innovative modular space and portable storage solutions across North America. Williams Scotsman is the modular space supplier of choice for the construction, education, health care, government, retail, commercial, transportation, security and energy sectors. With over half a century of innovative history, organic growth and strategic acquisitions, its branch network includes over 90 locations, its fleet comprises 76,000 modular space and portable storage units and its customer base has grown to more than 25,000.

About WillScot Corporation

Headquartered in Baltimore, Maryland, WillScot Corporation is the public holding company for the Williams Scotsman family of companies in the United States, Canada and Mexico. Prior to its acquisition of WSII and contemporaneous name change to WillScot Corporation, Double Eagle Acquisition Corp. was a special purpose acquisition company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination. The company began trading on the NASDAQ stock exchange in September 2015 and, prior to its combination with WSII in November 2017, its Class A ordinary shares, units and warrants traded on NASDAQ under the ticker symbols EAGL, EAGLU and EAGLW, respectively.

Contacts

For Investor Inquiries:

Mark Barbalato

investors@willscot.com

For Media Inquiries:

Scott Junk

Scott.Junk@willscot.com